JOINT VENTURE AGREEMENT

This Joint Venture Agreement ("Agreement") is made and entered into as of this 12 day of July, 2010 by and between Madison Realty Advisors, LLC ("Madison") and Prime Estates and Developments, Inc. ("Prime") with reference to the following facts:

A.           Madison has extensive experience in the business of acquiring, financing, managing and selling commercial real estate properties for itself and third parties. The manager of Madison is Gary Langendoen ("Langendoen").

B.           Prime is a public company (PMLT) and intends to be in several businesses including acquiring and operating commercial real estate.

C.           Madison and Prime desire to enter into an arrangement whereby Madison will locate, negotiate and perform due diligence for acquiring commercial properties for Prime. Madison will also be responsible for the financing, managing and ultimately the disposition of the properties for Prime.

Therefore, in consideration of the foregoing premises and other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Services to be Provided by Madison. Madison will actively seek commercial real estate properties for acquisition. In connection therewith, Madison will negotiate the acquisition, perform due diligence on the properties, arrange financing and close the properties. Then perform property management, asset management and be responsible for the ultimate disposition of the properties. All property acquisitions shall be subject to the approval of Prime. Madison hereby agrees that it will cause Langendoen and other key Madison managers to spend a majority of their time on the business of this joint venture provided that Prime has significant capital to invest and is active in the commercial real estate business. The Madison managers will do the work they deem necessary to do in order to promote the business of the joint venture. Madison will provide reasonable reports and attend meetings to conduct the business of this joint venture.

2.           Support to be Provided by Prime.

a.           Prime & Madison agree that all the costs of the services provided by Madison will be determined on a property by property case. All fees and expenses will be charged on every property that the two parties will agree to acquire, lease, manage, sell, etc. Both parties agree that there are no fees, costs, and/or any type of expenses that oblige the two parties with this agreement.

b.           Each property acquired will be in the form of a separate special purpose entity jointly owned between Prime and Madison and or their assigns.  Additional, each property will be controlled by an agreement that comprehensively delineates each party’s responsibilities, rights and obligations.  This agreement will address, but not be limited to capital reserves, income deficiencies, property management, financial accounting and the distribution of profits from net operating income and resale.

c.           In terms of profit distributions, in general, Prime will receive a preferred rate of return that will be determined on a property by property case.  The net profit from resale will be split between the parties, with a percentage rate that will be determined on a property by property case, after the repayment of the equity invested by Prime.

d.           Madison will charge market rate fees for its services which can include brokerage/acquisition commissions, financing fees, property management fees and asset management fees. Once Prime is funded and the work load is established then Madison and Prime agree to reevaluate the compensation and cost reimbursements on a good faith basis. Likewise the compensation to Explicit Growth Strategy Consultants, Inc and School Lane Capital Partners, LLC and/or their assigns will be agreed upon by all parties.

3.           Right of First Refusal. Prime shall have the right of first refusal to acquire any properties that Madison may locate provided the property meets Prime’s buying parameters. Madison shall provide written notice (the "Notice") to Prime with respect to any property that it is being considered for acquisition. The Notice shall provide information with respect to the type, location, financial condition and other material facts relating to the property and/or portfolio that is the subject matter of the property to the best of Madison’s knowledge. The Notice will also provide details as to any compensation to be paid to Madison which will be generated by the acquisition which shall include, but not be limited to, property management fees, asset management fees, acquisition/disposition fees, loan placement fees and any other amounts payable to Madison under the terms of the proposed acquisition. Madison shall provide such other information and/or analysis as Prime may reasonably request. Prime shall have ten (10) days after receipt of the Notice and related materials within which to notify Madison that Prime is willing to acquire the property or not. If Prime does not notify Madison of its willingness to purchase the property within the Notice Period, then Madison shall be free to enter into an agreement with another party or parties with respect to acquiring the property.

4.           Responsibilities. If Prime elects to purchase a property that Madison recommends then Prime agrees to come up with the required equity to purchase the property. Madison shall be responsible to provide all on and off site supervision of the property management and/or asset management activities and shall be responsible for the day-to-day management of the properties that are acquired. Madison shall provide monthly operating statements and such other financial reports and budgets as are commonly provided for the type and size of properties covered by the property management agreement and/or as may be specifically required under the terms of the management agreement. All major property management, asset management and financial reporting issues ("Major Matters") shall be subject to mutual approval of Madison and Prime.

5.           Term. The term of this Agreement shall be for a period of one (1) year, and shall be automatically renewed annually unless terminated by either party in writing at least sixty (60) days prior to the then scheduled expiration date of this Agreement; provided, however, either party may terminate this agreement upon not less than 60 days prior written notice of such termination to the other party. Upon the termination of this Agreement as provided herein, the rights and obligations of the parties hereto shall immediately terminate.

6.           Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

7.           Attorneys' Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

8.           Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the joint venture contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

9.           Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

10.           Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.  However, if this Agreement requires any act to be done on a date that is not a business day, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding business day.

11.           Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns.

12.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

13.           No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners, or to render either party liable for any of the debts or obligations of the other.

14.           Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by a receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

If to Madison:	Madison Realty Advisors, LLC
301 E. Colorado Blvd., Suite 620
Pasadena, California
Attention: Gary Langendoen

If to Prime:	Prime Estates and Development, Inc.
4709 West Golf Road, Suite 425
Skokie, IL 60076
Attention: Spiros Sinnis

[SIGNATURES ON FOLLOW PAGE]

MADISON:

MADISON REALTY ADVISORS, LLC,
a California limited liability company

By: /s/ Gary Langendoen, Manager
Gary Langendoen, Manager

PRIME:

PRIME ESTATES and DEVELOPMENT INC.,
a Nevada corporation

By:  /s/ Spiros Sinnis, President
Spiros Sinnis, President